Exhibit 10

TRANSITION AND RELEASE AGREEMENT

Name of Executive:  Kathleen S. Dvorak
Date of this Agreement:  September 1, 2006

This Transition and Release Agreement (this “Agreement”) is entered into as of the “Date of this Agreement” indicated above, by and among United Stationers Inc., a Delaware corporation (hereinafter, together with its successors, referred to as “Holding”), and United Stationers Supply Co., an Illinois corporation (hereinafter, together with its successors, referred to as the “Company,” and together with Holding, the “Companies”) on behalf of themselves, their predecessors, successors, parents, subsidiaries, divisions, assigns, affiliates and all of their present and former officers, trustees, directors, employees, agents, attorneys and representatives (collectively, the “Releasees”), and the individual whose name is set forth above, on behalf of herself and her agents, spouse, dependents, assignees, attorneys, executors, heirs and representatives (“Executive”), and is intended to set forth all the rights, duties, obligations and concessions of the parties.  In consideration of the mutual promises contained in this Agreement and other lawful and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                       Employment Transition.

(a)                                  The Companies and the Executive acknowledge that as of the date that Holding’s Board of Directors elects a new Chief Financial Officer (the “Transition Date”), Executive’s responsibilities as Senior Vice President and Chief Financial Officer of the Companies shall end and, until the date ninety days after the Transition Date or such shorter or longer period of time as the Executive and the President and Chief Executive Officer of the Companies shall mutually agree (the “Termination Date”), Executive shall assume the employment duties as an advisor to the Companies.  During the employment period between the Transition Date and the Termination Date, Executive shall make her services as a full-time employee available to authorized representatives of the Companies as specifically requested by the President and Chief Executive Officer of the Companies or his designee.  Notwithstanding the foregoing sentences, in no event shall the Termination Date under this Agreement be later than June 30, 2007.  From January 1, 2006 through the Termination Date, Executive shall be paid at the annual base salary rate of $292,000.00, subject to upward adjustment as of January 1, 2007 to reflect the Company’s guideline increase applicable to base salaries of executive officers, and be provided with those employee benefits for which she is eligible as of the Date of this Agreement, provided that Executive shall not be eligible to receive annual incentive compensation awards and equity based incentives except as specifically provided herein.

(b)                                 Executive and the Companies agree that Executive’s last day of employment with the Companies shall be the Termination Date indicated above.  Following the Termination Date, in accordance with Section 5(a) of the Executive Employment Agreement by and among the Companies and the Executive dated as of July 1, 2002 and amended as of October 31, 2002 (hereinafter referred to as the “EEA”), Executive shall be paid all Accrued Benefits, as defined in Section 1(a) of the EEA which includes accrued but unused vacation to which she is entitled.  Notwithstanding the foregoing, in the event Executive does not timely sign and return this Agreement, or revokes this Agreement pursuant to Paragraphs 12 and 18 (below), Executive’s date of separation from employment with the Companies shall be such date as determined by the President and Chief Executive Officer of the Companies.

2.                                       Consideration.  As consideration for the release and the other promises of Executive contained in this Agreement, the Companies will provide Executive with the following compensation and benefits, provided Executive timely signs and returns this Agreement, does not revoke it, and timely signs and returns the identical general release and covenant not to sue pursuant to Paragraphs 12 and 18 (below):

(a)                                  Executive shall be entitled to receive an amount equal to One and Three-Quarters (1 3/4) times the Executive’s  base salary as of the Termination Date, payable as follows:  (i) Six-Twenty-Firsts of such amount shall be paid in a single lump sum payment on the fifth business day following the six-month anniversary of the Termination Date and (ii) the balance of such amount shall be payable in such intervals and at such times in accordance with the Company’s payroll payment practices in effect from time to time over the Fifteen-month period following the six-month anniversary of the Termination Date; provided, that, if any time within the period prior to such six-month anniversary, the IRS issues regulations or interpretations clarifying or confirming that the periodic payments contemplated by Section 5(c)(ii) of the EEA would not be considered deferred compensation, the Company will promptly make a lump sum payment for all pro rata amounts payable in respect of the period prior to such time and the balance of the total amount payable hereunder would be payable thereafter during the remainder of the Twenty-One (21) month period in accordance with such normal payroll intervals and practices.

(b)                                 Executive shall be entitled to receive  an amount equal to One and Three-Quarters (1 3/4) times the target incentive compensation award for calendar year 2006 (or 2007, if the Termination Date is on or after January 1, 2007), to be paid in such manner and intervals as in subparagraph (a) hereinabove;

(c)                                  Executive shall be entitled to receive a lump-sum payment to be paid at the time that incentive compensation amounts are paid to other participants in the Company’s incentive compensation plan in an amount equal to the pro-rated portion of the  incentive compensation award earned by the Executive for calendar year 2006 (pro-rated based on the number of days from January 1, 2006 through the Termination Date divided by 365), and in the event the Termination Date is on or after January 1, 2007, Executive shall be further entitled to receive a lump-sum payment to be paid within thirty (30) days following the Termination Date in an amount equal to the pro-rated portion of the Executive’s target incentive award for 2007 (pro-rated based on the number of days from January 1, 2007 through the Termination Date divided by 365).

(d)                                 Executive and her eligible dependents shall be entitled to continue to be covered, as applicable, by the medical, vision, dental, hospitalization, life and disability insurance plans as in effect for the Executive on the Termination Date, including, without limitation, the Medical Executive Reimbursement Program, and the right to an annual executive physical, under the same terms and conditions as a grade 3 active executive of the Companies until the earlier of (i) the Twenty-One (21) month anniversary of the Termination Date or (ii) the date Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer;

(e)                                  Those stock options heretofore granted to Executive which are vested as of the Termination Date shall be exercisable within the post-Termination Date period provided in accordance with the applicable stock option grant agreements;

(f)                                    As of the Termination Date, Executive shall be entitled to receive executive level career transition assistance services provided by a career transition assistance firm selected by the Executive and paid for by the Companies in an amount not to exceed $50,000.00.

(g)                                 As soon as practicable following the Date of this Agreement, Executive shall receive a full value award, granted under Holding’s Amended 2004 Long-Term Incentive Plan, of Five Thousand (5,000) shares of Holding’s stock which shall vest as follows:

(i)                                     Three Thousand (3,000) shares shall vest if the Termination Date occurs during calendar year 2006 and the balance of such shares shall be forfeited; or

(ii)           Five Thousand (5,000) shares shall vest if the Termination Date occurs during calendar year 2007.  For the avoidance of doubt, in the event that Executive’s employment with the Companies ends prior to the Termination Date, the Five Thousand (5,000) shares shall be forfeited.

(h)                                 Subsections 5(d), 5(f) and 5(j) of the EEA are incorporated by reference in this Agreement.

3.                                       COBRA Continuation.  The Company will notify Executive of her rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).  Executive may elect to extend the coverage she is entitled to receive for herself and her eligible dependents under COBRA until the earlier of (i) the five (5) year anniversary of the Termination Date or (ii) the date Executive receives substantially equivalent coverage under the plans, programs and/or arrangements of a subsequent employer, provided that Executive will be responsible for submitting her contributions, as indicated in the COBRA correspondence that Executive will receive.  Except as otherwise provided in Paragraph 2(d) above and this Paragraph 3, Executive’s participation in any and all Company benefit programs shall end on the Termination Date set forth above.

4.                                       No Further Entitlements.  Executive agrees that as of the Date of this Agreement she has been paid and received all compensation, pay and benefits from the Companies to which she is entitled to be paid as of such Date under federal, state of local wage and hour, or other law.  Executive understands and acknowledges that provided that she is paid all compensation due to her as of the Termination Date she will have no further entitlements, other than those included in this Agreement and except with respect to rights, if any, that have vested as of the Termination Date under the Companies’ stock option plan(s)/benefit plans (including, without limitation, the Companies’ Executive Deferred Compensation Plan and 401(k) Savings Plan) and such rights which she has under the indemnification provisions of the Company’s bylaws (the “Indemnification Bylaws”), the Company’s Directors and Officers’ Insurance (“D&O Insurance”) and the Indemnification Agreement appended to the EEA as Attachment A (hereinafter referred to as the “Indemnification Agreement”).  It is acknowledged by the Companies that the Indemnification Agreement is an independent agreement which remains in full force and effect according to its terms.  The Companies will cause Executive to be specifically named as a covered insured by endorsement to the Companies’ D&O Insurance policies as from time to time in effect until the Twenty-One (21) month anniversary of the Termination Date and shall maintain such coverage for at least ten (10) years after the Termination Date.  Executive also acknowledges that she has suffered no known workplace injury for which Executive has not already filed a workers’ compensation claim.

5.                                       Expense Reports and Return of Company Property.  Executive agrees that no later than two weeks from the Termination Date (and thereafter on a biweekly basis, for any new expenses incurred pursuant to Paragraph 13 or otherwise with the consent of the Companies after the Termination Date until the Twenty-One (21) month anniversary of the Termination Date), Executive shall submit all expense reports that she owes the Companies for expenses she has incurred.  Upon submission of proper receipts, the Companies agree to reimburse Executive for any business expenses she incurred and paid on behalf of the Companies per

Companies’ policy.  Executive further confirms that she will return on or before the Termination Date all property of the Companies, including but not limited to, communications equipment, keys, security access and credit cards, but excluding Executive’s home computer and printer.  Executive further agrees to return all corporate documents, handbooks, policy manuals, records, documents, notes and materials (in paper and electronic form), including without limitation all such materials disseminated and/or created from the most recent Strategic Planning meeting, no later than the Termination Date.  Notwithstanding the foregoing, Executive may retain her BlackBerry, cell phone and current cell phone number.  Executive will be personally responsible for cellular services after the Termination Date.

6.                                       Nonadmission.  The parties agree that the Companies’ payment or offer of payment under this Agreement and the releases herein shall not be construed as an admission of any liability on the part of the Companies nor the Executive for a violation of any federal, state or local statute, or other source of law.

7.                                       Nondisparagement.  Except to the extent necessary to perform her responsibilities as Senior Vice President and Chief Financial Officer of the Company, and as an advisor to the Companies, and subject to her legal obligations to tell the truth, Executive shall not, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any third party including members of the investment community, press, and customers, competitors and advisors to the Companies, about the Releasees, or the business strategy, plans, policies, practices or operations of the Companies.  The Companies shall not, and shall instruct the officers and members of the boards of directors of the Companies not to, directly or indirectly, make or cause to be made any disparaging, derogatory, misleading or false statement, whether orally or in writing, to any person or entity about the Executive.  As soon as practicable following the Transition Date, the President and Chief Executive Officer of the Companies will provide a written recommendation in the form heretofore mutually agreed between the parties, and she will respond to any verbal reference inquiries consistent therewith.  Notwithstanding the foregoing provisions of this Paragraph 7, the Releasees and the Executive may each confer in confidence with their respective legal representatives and nothing herein shall prevent any party from responding truthfully to any information requests or questions posed in any formal or informal legal, regulatory, administrative or investigative proceedings involving any court, tribunal or governmental body or agency or as otherwise as required by law.

8.                                       Release.  Executive waives, releases, acquits and forever discharges the Companies and the other Releasees from any and all claims, actions or combinations of claims and actions of any kind, at law or in equity, before judicial, administrative or arbitrational tribunals, which have arisen or may arise, in common law or equity, relating to Executive’s employment with or termination from the Companies, including but not limited to claims for compensation, severance pay, attorney fees, breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, or any other claim whatsoever, and/or any alleged violations of any federal, state, or local civil rights statutes including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the American with Disabilities Act and the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Worker Retraining Notification Act, the Illinois Human Rights Act, or any other federal or state statute, local ordinance or common law pertaining or relating in any manner to the Executive’s employment with the Companies or termination from employment with the Companies, other than for the performance of this Agreement, challenges to the validity of Executive’s waiver of rights pursuant to the Age Discrimination in Employment Act (hereinafter referred to as the “ADEA”), vested rights under any of the Companies’ stock option plan(s)/benefit plans in accordance with their terms, rights under the Indemnification Agreement, Indemnification Bylaws or D&O Insurance, Executive’s right to file an administrative charge of discrimination, any claims which Executive may make under state workers’ compensation or unemployment laws or any claim which by law Executive cannot waive or any claims arising out of any activities by the Companies that constitute fraud or criminal misconduct.  Further, Executive agrees that this release is made voluntarily, knowingly and without coercion.

Executive also agrees never to sue any of the Releasees or voluntarily become a party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to Executive’s employment with and/or separation from employment with the Companies and/or any of the other Releasees, other than a lawsuit to challenge this release under the ADEA or to enforce Executive’s rights under this Agreement or the Indemnification Agreement.  To the extent permitted by law, Executive further waives her right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on her behalf arising out of or related to her employment with and/or separation from employment with the Companies and/or any of the other Releasees.

Executive further acknowledges and agrees in the event that she materially breaches the provisions of this Paragraph 8, (a) the Companies shall be entitled to apply for and receive an injunction to restrain any violation of Paragraph 8, (b) the Companies shall not be obligated to continue the availability of the consideration delineated in Paragraph 2 above, (c) Executive shall be obligated to pay to the Companies their costs and expenses in enforcing this Paragraph 8 release and defending against such lawsuit (including court costs, expenses and reasonable legal fees), and (d) as an alternative to (c), at the Companies’ option, Executive shall be obligated upon demand to repay to the Companies all but $1,000.00 of the consideration paid or provided to her pursuant to Paragraph 2 above, and the foregoing shall not affect the validity of this Paragraph 8 release and shall not be deemed to be a penalty nor a forfeiture.

EXECUTIVE UNDERSTANDS THAT THIS PARAGRAPH 8 GENERAL RELEASE AND WAIVER OF THE RIGHT TO SUE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO THE DATE OF EXECUTIVE’S SIGNATURE BELOW.

The Companies, for themselves and on behalf of the other Releasees, hereby waive, release, acquit, covenant not to sue and forever discharge the Executive, her heirs, executors, administrators, successors, attorneys and assigns any suit, charge, complaint, proceeding, or action at law, in equity or otherwise in any court of the United States or any state, county, or municipality thereof, or before any other public or private agency or tribunal, or in any way to aid voluntarily in the institution or prosecution of any suit, charge, action, or claim of any kind, or to pursue any other kind of relief, arising out of, pertaining to, or otherwise resulting from Executive’s employment with or separation from the Companies, including the performance of her job duties, occurring up to and including the date of this Agreement, including any right to recover any relief as a result of any such proceeding or any proceeding brought on its behalf, other than for the performance of this Agreement or any claims arising out of any activities by Executive that constitute fraud or criminal misconduct.  As of the date of the Companies’ signatures below, the Companies have no knowledge of any such activities by the Executive.

9.                                       Promise Not to Seek Re-employment.  Executive promises not to reapply nor otherwise seek re-employment with the Companies.

10.                                 Resignation.  Executive hereby agrees to resign all officer and director positions she may hold in the Companies and in any other entity for which Executive serves as an officer or director at the request of the Companies, all such resignations to be effective as of the Transition Date or June 30, 2007, whichever is the first to occur.  Executive agrees to execute and deliver appropriate formal letters prepared by the Companies and approved by her confirming resignation to each affected entity upon the Companies’ request.

11.                                 Further Obligations of the Executive.  Executive acknowledges and agrees that she remains fully bound by all of the terms and conditions of Section 6 of the EEA, as the same may be amended by this Agreement.  Section 6(c) of the EEA and all other compensation, stock and benefit plans containing post-employment restrictions on competition are hereby amended to be and read as follows:  “During (i) the Executive’s employment by the Companies and (ii) the eighteen (18) month period following the end of the Executive’s Employment Period, the Executive shall not within the United States and Canada in any capacity (whether as an owner, employee, consultant or otherwise) at any time perform, manage, supervise, or be responsible or accountable for anyone else who is performing services — which are the same as, substantially similar or related to the services the Executive is providing, or during the last two years of the Executive’s employment by the Companies has provided, for the Companies or their Subsidiaries — for, or on behalf of, the following:  S.P. Richards Company; Bunzl plc; Tech Data Corporation; Ingram Micro Inc.; SYNNEX Corporation; ActionEmco; Office Depot Inc.; OfficeMax Incorporated; Staples, Inc.; and Corporate Express, Inc.”

12.                                 Contractual Capacity.  Executive agrees and acknowledges that she has entered into this Agreement knowingly and voluntarily and without pressure or duress.  By signing this Agreement, Executive states that she:

(a)                                  has read it fully and understands the Agreement’s terms and conditions;

(b)                                 has been advised to consult with an attorney of her own choice at her own expense prior to executing this Agreement;

(c)                                  has waived any legal claim or any right to bring a lawsuit against the Companies based on any actions taken by the Companies up to the date of the signing of this Agreement;

(d)                                 has had or may have at least twenty-one (21) days during which to consider this Agreement prior to signing it and she acknowledges that the revisions reflected in this Agreement do not restart the running of the twenty-one (21) day period which began on the Date of this Agreement;

(e)                                  has an additional seven (7) calendar days thereafter to revoke her decision to sign this Agreement; and if she desires to revoke this Agreement, a written revocation must be delivered and received pursuant to Paragraph 18 (below);

(f)                                    is not waiving or releasing any rights or claims that may arise after the date she signed this Agreement, except those rights or claims waived or released pursuant to the identical general release of claims and covenant not to sue referenced in Paragraph 18 below;

(g)                                 is not waiving or releasing any rights or claims that may arise after the date she signed the identical general release of claims and covenant not to sue referenced in Paragraph 18 below;

(h)                                 has received adequate consideration for the release and waivers contained in this Agreement in the form of money and other benefits in addition to that which she is already entitled to receive.

13.                                 Cooperation With Companies.  Executive will be available pursuant to Paragraph 1 (above).  Executive agrees from and after the Termination Date to make herself available to the Companies to provide reasonable cooperation and assistance to the Companies with respect to the areas and matters in which she was involved during her employment, and to provide the Companies, if requested, information relating to ongoing matters of interest to the Companies.  The Companies will take into consideration the Executive’s personal and business commitments, will give the Executive as much advance notice as reasonably possible, and ask that she be available at such time or times, and at such location or locations, as are mutually convenient to her and the Companies.  To the extent Executive’s services are required pursuant to this Paragraph 13 for any extended period following the Termination Date (other than in connection with any governmental or regulatory inquiry or action), the Companies will pay to Executive a per diem amount calculated based on Executive’s annual base salary in effect immediately prior to the Termination Date.  The Companies agree to reimburse the Executive for the actual out-of-pocket expenses she incurs as a result of her complying with this Paragraph 13, including but not limited to reasonable legal fees, subject to her submission to the Companies of documentation substantiating such expenses as the Companies may reasonably require.

14.                                 Entire Agreement.  This Agreement contains all the terms and conditions agreed upon by the parties and supersedes any prior agreement between the parties regarding Executive’s employment with and separation from employment with the Companies.  No provision of this Agreement may be altered, modified and/or cancelled except upon the express written consent of the parties.  Notwithstanding the foregoing, the provisions of this Agreement necessary to carry out the intention of the parties as expressed herein and those in Sections 6 (as amended hereby), 7, 16 and 18 of the EEA shall survive the termination or expiration of this Agreement and the EEA.

15.                                 Severability.  If any provision is held to be overbroad, invalid or unenforceable, such provision shall be deemed deleted and replaced by a valid, legal and enforceable provision which so far as possible achieves the parties’ intent in agreeing to the original provision and the remaining terms of this Agreement shall continue in full force and effect.

16.                                 Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.  Except for the Companies’ right and power to seek injunctive relief pursuant to Paragraph 8 above and in conjunction with Paragraph 12 above, and except for Executive’s rights to enforce the Indemnification Agreement and the payment and indemnification/D&O Insurance terms of Paragraphs 2 and 4 above, Section 18 of the EEA shall be applicable to this Agreement.

17.                                 Effective Date.  The Agreement shall become effective, as of the Date of this Agreement, once Executive has signed and dated this Agreement (below) and has not revoked it within the following seven (7) day period.

18.                                 Notices of Revocation/Identical Release.  This Agreement may be revoked by delivering a written notice of revocation, by hand, mail or facsimile, no later than the close of business on the seventh day after the Executive signs it to:

Richard W. Gochnauer
President and Chief Executive Officer
United Stationers Supply Co.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois  60015-2559

If Executive has not returned this Agreement to Richard W. Gochnauer, President and Chief Executive Officer of the Companies, countersigned by Executive, within twenty-one (21) days after the Date of this Agreement, Executive will be deemed to have rejected the Companies’ offer as set forth above.  In further consideration of the agreements and covenants set forth in this Agreement, and as a condition for Executive’s receipt of the consideration delineated in Paragraph 2 above, Executive agrees that following the Termination Date, but no later than three (3) days thereafter, Executive shall execute and deliver to Richard W. Gochnauer, President and Chief Executive Officer of the Companies, an identical general release of claims and covenant not to sue in all respects identical to Paragraph 8 of this Agreement covering all acts or failures to act through the date Executive executes such identical release and covenant not to sue.  The Companies agree that following the Termination Date, but no later than three (3) days thereafter, the Companies shall execute and deliver to Executive, an identical general release of claims in all respects identical to the last subparagraph in Paragraph 8 of this Agreement covering all acts or failures to act through the date the Companies execute such identical general release.

19.                                 Payment and Withholding.  The Companies shall be responsible as employer for payment of all cash compensation and separation payments provided herein and Holding shall cause the Company to make such payments.  The Companies shall be entitled to withhold from any amounts to be paid to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold as well as any monies owed the Companies by the Executive.  The Companies shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

20.                                 No Waiver.  No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of this Agreement to be performed by a party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

21.                                 Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22.                                 Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ AND FULLY UNDERSTANDS THE FOREGOING PROVISIONS OF THIS AGREEMENT, CAN HAVE OR HAS HAD AT LEAST TWENTY-ONE (21) DAYS TO EVALUATE THE TERMS OF THIS AGREEMENT, HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL AT HER OWN EXPENSE BEFORE SIGNING THIS AGREEMENT, HAS RECEIVED AND REVIEWED ALL INFORMATION PROVIDED TO HER IN CONNECTION WITH THIS AGREEMENT AND FREELY AND WITHOUT RESERVATIONS ENTERS INTO THIS AGREEMENT.

United Stationers Inc.
By: /s/ Richard W. Gochnauer
Printed Name: Richard W. Gochnauer
Title: President and Chief Executive Officer
Signature Date:September 1, 2006

Executive	United Stationers Supply Co.
Signature: /s/ Kathleen S. Dvorak	By: /s/ Richard W. Gochnauer
Printed Name: Kathleen S. Dvorak	Printed Name: Richard W. Gochnauer
Signature Date: September 1, 2006	Title: President and Chief Executive Officer
Signature Date: September 1, 2006